Exhibit 99.2

FOR IMMEDIATE RELEASE

AUGUST 5, 2014

Contact:	Jill McMillan, Director of Communications and Investor Relations
Phone: (214) 721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM ANNOUNCES NEW PROJECTS

IN KEY GROWTH REGIONS

Announces Expansion of Bearkat System in West Texas, Supported by Devon Production

Announces Joint Venture with Marathon Petroleum to Construct NGL Pipeline Extension from Existing Cajun-Sibon System in South Louisiana

DALLAS, August 5, 2014 — The EnLink Midstream companies, EnLink Midstream Partners, LP (NYSE:ENLK) (the Partnership) and EnLink Midstream, LLC (NYSE:ENLC) (the General Partner), today announced two new growth projects that will expand EnLink Midstream’s footprint in the Permian Basin and south Louisiana. These investments will complement EnLink Midstream’s existing asset footprint and offer enhanced midstream services to producer customers in these regions.

“Earlier this year we outlined our growth strategy to reach our goal of doubling the company’s size by the end of 2017,” said Barry E. Davis, EnLink Midstream’s President and Chief Executive Officer. “These are exactly the types of projects we identified that will help us reach our objectives. Our strong asset base in premier oil and gas plays along with our focus on establishing long-term, fee-based contracts creates an extensive pipeline of opportunities. We look forward to continuing to execute our growth strategy to create value for our unitholders, customers and employees.”

Expansion in West Texas, Supported by Devon Production

The Partnership announced that it will expand its natural gas gathering and processing system in the Permian Basin by constructing a new natural gas processing plant and expanding its rich gas gathering system. The entire expansion project is expected to cost over $200 million, increasing the Partnership’s total invested capital in the Permian to over $400 million.

The new 120 million cubic feet per day (MMcf/d) gas processing plant will be strategically located near the Partnership’s existing midstream assets and will offer additional gas processing capabilities to producer customers in the region, including Devon Energy. The processing plant is expected to be operational in the second half of 2015. Upon completion, the Partnership’s total operated processing capacity in the region will be approximately 240 MMcf/d.

As a part of the expansion, the Partnership has signed a long-term, fee-based agreement with Devon Energy to provide gathering and processing services for over 18,000 acres under development in Martin County, one of the premier production locations in the Midland Basin. The Partnership will construct multiple low pressure gathering pipelines and a new 23-mile, 12-inch high pressure gathering pipeline that will tie into the previously announced Bearkat natural gas gathering system. The new pipelines are expected to be operational in the first quarter of 2015.

Joint Venture with Marathon Petroleum to Construct NGL Pipeline Extension from Existing Cajun-Sibon System in South Louisiana

The Partnership also announced that it has entered into a series of agreements with MPL Investment LLC, a subsidiary of Marathon Petroleum Corporation, to create a 50/50 joint venture named Ascension Pipeline Company, LLC. This joint venture will build a new 30-mile natural gas liquids (NGL) pipeline connecting the Partnership’s existing Riverside fractionation and terminal complex to Marathon Petroleum’s Garyville refinery located on the Mississippi River. The bolt-on project to the Partnership’s Cajun-Sibon NGL system is supported by long-term, fee-based contracts with Marathon Petroleum. Under the arrangement, the Partnership will serve as the construction manager and operator of the pipeline project, which is expected to be operational in the first half of 2017.

About the EnLink Midstream Companies

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 7,300 miles of gathering and transportation pipelines, 12 processing plants with 3.3 billion cubic feet per day of net processing capacity, six fractionators with 180,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink companies can be found at www.enlink.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the General Partner based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the General Partner believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to forecasts regarding capacity, incremental investment, project costs and timing for completing the projects described herein, as well as the Partnership’s and the General Partner’s future growth and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the General Partner, which may cause the Partnership’s and the General Partner’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the General Partner’s filings with the Securities and Exchange Commission. The Partnership and the General Partner have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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